UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2020

INDUSTRIAL PROPERTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55376	61-1577639
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor Denver, CO 80202 (Address of Principal Executive Offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the consummation of the Asset Sale (as defined in Item 2.01 below), on January 8, 2020, Industrial Property Trust Inc., a Maryland corporation (the “Company”), repaid in full and terminated: (i) the Third Amended and Restated Credit Agreement, dated as of December 8, 2015, by and among Industrial Property Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), as the borrower, certain financial institutions party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, the “JPM Credit Facility”); and (ii) the Term Loan Credit Agreement, dated as of May 5, 2016, by and among the Operating Partnership, the several banks, financial institutions and other entities party thereto, as lenders, and Regions Bank, as administrative agent (as amended, the “Regions Credit Facility”).

In connection with the termination of the JPM Credit Facility, the Operating Partnership repaid all of the outstanding obligations thereunder, comprising $806.0 million in outstanding principal and $0.7 million in outstanding interest and fees. No prepayment premium or early termination penalties were incurred by the Operating Partnership or any of its affiliates in connection with the termination of the JPM Credit Facility. Prior to its termination, the JPM Credit Facility consisted of an aggregate principal amount of $350.0 million in term loan commitments and $456.0 million of revolver commitments.

In connection with the termination of the Regions Credit Facility, the Operating Partnership repaid all of the outstanding obligations thereunder, comprising $150.0 million in outstanding principal and $0.6 million in outstanding interest and fees. No prepayment premium or early termination penalties were incurred by the Operating Partnership or any of its affiliates in connection with the termination of the Regions Credit Facility. Prior to its termination, the Regions Credit Facility consisted of an aggregate principal amount of $150.0 million in term loan commitments.

Item 2.01. Completion of Acquisition or Disposition of Assets

On January 8, 2020, the Company completed the previously announced sale of substantially all of the Company’s assets to affiliates of Prologis, L.P., a Delaware limited partnership (“Parent”), in exchange for total aggregate consideration of approximately $4.0 billion (including approximately $744.9 million of mortgage notes paid off by the Parent) (the “Merger Consideration”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of August 20, 2019 (the “Merger Agreement”), by and among the Company, Parent and Rockies Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Rockies Acquisition”).

Pursuant to the terms of the Merger Agreement, the sale of all of the Company’s property-owning assets, other than the entities that hold the Company’s limited partnership and general partnership interests in the Company’s two unconsolidated joint venture partnerships—Build-To-Core Industrial Partnership I LP (the “BTC I Partnership”) and Build-To-Core Industrial Partnership II LP (the “BTC II Partnership” and, together with the BTC I Partnership, the “BTC Partnerships”)—to Parent was effected through (i) two mergers (each, a “Merger” and collectively the “Mergers”) of newly formed Delaware limited liability companies that were wholly owned subsidiaries of affiliates of Parent (the “Merger Subs”) with and into newly formed, wholly owned subsidiaries of IPT Real Estate Holdco LLC, a Delaware limited liability company and indirect subsidiary of the Company (“IPT Holdco”) (and such wholly owned subsidiaries, the “New Holdcos”), with each applicable New Holdco surviving each Merger as a wholly owned subsidiary of an affiliate of Parent upon the terms and subject to the conditions set forth in the Merger Agreement, and (ii) the sale (each, an “Asset Transfer” and together with the Mergers, the “Asset Sale”) by IPT Holdco of nine limited liability companies that were wholly owned subsidiaries of IPT Holdco to affiliates of Parent. As a result of the Asset Sale, the Company’s remaining assets primarily consist of its interests in the BTC Partnerships.

In connection with the closing of the Asset Sale (the “Closing”), in accordance with the terms of the Merger Agreement, Parent paid IPT Holdco the Merger Consideration, and IPT Holdco distributed the Merger Consideration to the Operating Partnership.  The Operating Partnership used $957.3 million of the Merger Consideration to repay debt under the outstanding credit facilities (as described in Item 1.02 above), and $33.4 million of the Merger Consideration to pay costs and transaction expenses incurred in connection with the Asset Sale. The Operating Partnership then distributed $57.9 million of the Merger Consideration to the sole holder of special partnership units in the Operating Partnership and the remaining $2.26 billion of the Merger Consideration to the

Company, as the sole holder of Class A partnership units in the Operating Partnership, in accordance with the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended. The Company paid $24.75 million of the portion of the Merger Consideration it received to the Company’s external advisor as an asset management fee in accordance with the advisory agreement between the Company and its external advisor, and will distribute $2.23 billion of the Merger Consideration it received pro rata to the Company’s stockholders within five business days of the Closing, with each holder of common stock of the Company entitled to receive a special distribution in an amount equal to $12.54 per share of common stock, without interest and less applicable withholdings and taxes (the “Special Distribution”). Consistent with distributions historically made by the Company, the cash distribution actually paid to holders of shares of Class T common stock will be net of up to the aggregate amount of the distribution fees that would be reallowed by the dealer manager to broker dealers if the Class T shares had remained outstanding, which remaining distribution fees will be paid by the Company at a discounted rate following the Closing. The amount of remaining distribution fees deducted from the Special Distribution payable to each share of Class T common stock were generally up to $0.17 per share, depending on how long a stockholder has held its shares of Class T common stock. Upon payment of such remaining distribution fees, each share of Class T common stock will be converted to a share of Class A common stock on a one-for-one basis.  Stockholders of the Company will continue to hold the same number of common shares in the Company following the Closing as they held prior to the Closing.

The foregoing description of the Merger Agreement and the transactions contemplated by the Merger Agreement is only a summary and is subject to, and qualified in its entirety by, reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on August 23, 2019, and is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure

On January 8, 2020, Black Creek Group issued a press release announcing the completion of the Asset Sale. A copy of the press release is furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and pursuant to Item 7.01 of Form 8-K will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01. Other Events

Estimated Net Asset Value (“NAV”) Per Share

Overview

Based on the recommendation from the valuation committee as described below, on January 7, 2020, the board of directors (the “Board”) of the Company unanimously approved an estimated net asset value (“NAV”) of the Company’s common stock as of January 8, 2020 of $1.25 per share based on the number of shares issued and outstanding as of that date.

On January 8, 2020, the Company completed the Asset Sale, as described in Item 2.01 above. The estimated NAV per share as of January 8, 2020 reflects the value of the Company’s remaining assets immediately after giving effect to the Asset Sale. The remaining assets consist primarily of the Company’s ownership interests in the BTC Partnerships.

The estimated NAV per share will assist broker-dealers that have participated in the Company’s public offering in meeting their Financial Industry Regulatory Authority (“FINRA”) obligations. The estimated NAV per share was determined in accordance with the Company’s valuation policy, utilizing guidelines established by the Institute for Portfolio Alternatives in its Practice Guideline 2013-01—“Valuation of Publicly Registered, Non-Listed REITs” issued on April 29, 2013. It is currently anticipated that the estimated NAV per share will next be determined and disclosed no later than January 2021.

Process

The valuation committee comprised of the Company’s independent directors (the “Valuation Committee”) acted as follows: (i) approved the engagement of a third-party valuation firm to appraise the value of the real properties owned by the BTC Partnerships and assess the reasonableness of the Company’s estimated NAV per share; (ii) oversaw the valuation process and methodologies used to determine the estimated NAV per share; (iii) reviewed the third-party valuation firm’s assessment of the reasonableness of the estimated NAV per share calculated by IPT Advisor LLC (the “Advisor”); and (iv) recommended the final proposed estimated NAV per share to the Board. The Valuation Committee approved the engagement of CBRE Capital Advisors, Inc. (“CBRE Cap”), an affiliate of CBRE Group, Inc. CBRE Cap is an independent FINRA registered broker-dealer firm that specializes in providing real estate financial services. For this purpose, CBRE Cap commissioned CBRE Valuation & Advisory Services, an affiliate of CBRE Cap, to provide third-party appraisals for the real properties owned by the BTC Partnerships. Additionally, CBRE Cap provided a conclusion as to the reasonableness of the estimated NAV per share of the Company’s common stock as of January 8, 2020 as recommended by the Valuation Committee. The final estimated NAV per share was ultimately and solely the decision of the Board.

CBRE Valuation & Advisory Services’ scope of work described herein was performed in accordance with the Code of Ethics and Uniformed Standards of Professional Appraisal Practice, which are the real estate appraisal industry standards created by The Appraisal Foundation. CBRE Valuation & Advisory Services provided appraisals of the real properties owned by the BTC Partnerships as of December 31, 2019. Real properties acquired between December 1, 2019 and January 8, 2020 were included at cost. The real property held for sale during that same time period was included at the contract sales price. Each of the appraisals was prepared by individuals who are members of the Appraisal Institute and have the Member of Appraisal Institute (“MAI”) designations.

For CBRE Cap’s scope of service described herein, the Company paid CBRE Cap a customary fee for service of this nature, no part of which was contingent relating to the provision of services or specific findings. In addition, the Company has agreed to indemnify CBRE Cap against certain liabilities arising out of this engagement. The compensation the Company paid to CBRE Cap for services described herein is based on the scope of work and not on the appraised values of the properties or the estimated NAV per share of the Company.

With the approval of the Valuation Committee, the Company had also separately and previously engaged and compensated CBRE Cap to serve as a real estate advisor to the Company in connection with the Asset Sale in January 2020. In addition, affiliates of the Company’s sponsor have engaged and compensated CBRE Cap or its affiliates over the past two years to provide third-party appraisals of certain other properties, as well as for other real estate-related services relating to capital markets, leasing, financing and other property-level transactions. The Company anticipates that CBRE Cap or its affiliates will continue to provide similar or other real estate-related services in the future for the Company and the Company’s affiliates. In addition, the Company may in its discretion engage CBRE Cap or its affiliates to assist the Board in future determinations of the Company’s estimated NAV per share. In the ordinary course of their business, directors and officers of CBRE Cap and its affiliates may structure and effect transactions for their own accounts or for the accounts of their customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets. Other than the engagements described herein, CBRE Cap or its affiliates do not have, and during the past two years CBRE Cap or its affiliates have not had, any direct interests in any other transactions with the Company, its sponsor or their respective affiliates.

From the start of its engagement through the issuance of its conclusion as to the reasonableness of the Company’s estimated NAV per share as of January 8, 2020, CBRE Cap held discussions with the Advisor, and conducted such appraisals, investigations, research, review and analyses as it deemed necessary to issue its conclusion. In assessing the reasonableness of the estimated NAV per share, CBRE Cap reviewed the real property appraisals CBRE Valuation & Advisory Services had prepared and information provided by the Advisor regarding certain balance sheet items of the BTC Partnerships including cash, tenant receivables, accounts payable and accrued expenses, and other assets and liabilities. CBRE Cap relied on the information provided by the Advisor, and CBRE Cap and its affiliates are not responsible for the accuracy of the information provided to it by the Advisor or the Company. Although CBRE Cap reviewed information supplied or otherwise made available by the Company or the Advisor, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. CBRE Cap has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE Cap were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments (including subjective judgments) of the Company’s management, the Board, and/or the Advisor. CBRE Cap relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of their review. CBRE Cap assumes no obligation to update or otherwise revise these materials. In rendering its services, CBRE Cap did not, and was not requested to, solicit third-party indications of interest for the Company’s stock in connection with possible purchases thereof or the acquisition of all or any part of the Company. Although CBRE Cap considered comments received from the Company or the Advisor during the valuation process, the final appraised values of the BTC Partnerships’ real properties were determined by CBRE Valuation & Advisory Services. The appraisals were based upon market, economic, financial and other information, circumstances and conditions existing prior to January 8, 2020, and any material change in such information, circumstances or conditions may have a material effect on the estimated NAV per share as of January 8, 2020. The appraisals were addressed solely to the Valuation Committee to assist it in calculating and recommending to the Board an estimated NAV per share of the Company’s common stock as of January 8, 2020. The appraisals are restricted and are not addressed to the public, may not be and should not be relied upon by any other person to establish an estimated NAV per share of the Company’s common stock, and does not constitute a recommendation by CBRE Cap to any person to purchase or sell any shares of the Company’s common stock and should not be represented as such. Neither CBRE Cap nor any of its affiliates is responsible for or participated in the Board’s determination of the estimated NAV per share of the Company’s common stock. In performing its analyses, CBRE Cap made numerous assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, current and future market conditions for the BTC Partnerships’ properties and other matters, many of which are necessarily subject to change and beyond the control of CBRE Cap and the Company. The analyses performed by CBRE Cap are not necessarily indicative of actual values, trading values or actual future results of the Company’s common stock that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The actual value of the Company’s common stock may vary significantly depending on numerous factors that generally impact the price of securities, the Company’s financial condition and the state of the real estate industry more generally. CBRE Cap concluded that the estimated NAV per share determined by the Board was reasonable.

Valuation Methodology

In determining the estimated NAV of the Company’s common stock, the Advisor, among other things:

•                  reviewed property-level financial and operating information;

•                  reviewed the historical and projected financial performance of the BTC Partnerships’ properties;

•                  reviewed the MAI appraisals prepared by CBRE Valuation & Advisory Services, which contained analyses on each of the real property assets owned by the BTC Partnerships;

•                  researched each market by means of publications and other resources, including local market experts and appraisers, to measure current market conditions, comparable property and lease data, supply and demand factors, growth patterns, and their effect on the subject properties;

•                  reviewed primary terms for each of the BTC Partnerships’ mortgage and credit facility liabilities;

•                  reviewed estimated transaction fees and expenses including disposition and incentive fee adjustments;

•                  reviewed fully diluted common stock calculations; and

•                  performed such other analyses and considered such other factors it deemed appropriate.

As of January 8, 2020, the Company owned a 20.0% interest in the BTC I Partnership and an 8.0% interest in the BTC II Partnership. As of that date, the BTC Partnerships owned and managed a portfolio of 83 industrial properties comprised of approximately 21.6 million square feet located in 16 markets throughout the U.S., of which the BTC I Partnership owned 48 industrial properties totaling approximately 12.5 million square feet and the BTC II Partnership owned 35 industrial properties totaling approximately 9.1 million square feet. This portfolio includes:

(square feet in thousands)	Number of Properties	Rentable Square Feet	% Leased
Acquired or completed properties	60	15,790	76.1%
Under construction or pre-construction properties	20	5,780	—
Undeveloped land parcels	3	N/A	N/A
Total portfolio	83	21,570	N/A

Valuation of Real Estate Properties

In preparing its valuation, CBRE Cap, among other things:

•                  reviewed financial and operating information provided by the Advisor;

•                  reviewed and discussed with the Advisor historical and anticipated future financial performance of the BTC Partnerships’ properties, including forecasts prepared by the Advisor;

•                  commissioned the MAI appraisals and performed analyses and studies for the BTC Partnerships’ properties;

•                  conducted or reviewed CBRE Cap proprietary research, including market and sector capitalization rate surveys;

•                  reviewed third-party research, including Wall Street equity reports and online data providers;

•                  compared financial information of the Company to similar information of companies that CBRE Cap deemed to be comparable; and

•                  reviewed the Company’s financial, operation and other reports filed with the SEC.

The appraised values of all of the BTC Partnerships’ real estate properties that were owned and managed as of January 8, 2020 were provided using the income capitalization approach, and more specifically utilizing discounted cash flow analyses as the primary methodology, with the exception that (i) the cost of the real estate properties was deemed the appraised value with respect to assets acquired after November 30, 2019, and (ii) the contract sales price of the real estate property held for sale as of November 30, 2019 was deemed the appraised value. The sales comparison approach was applied as a secondary methodology.

The discounted cash flow approach is a valuation methodology that provides an estimation of the value of an asset based on market expectations about the cash flows that such asset would generate over its discrete projection period. The discounted cash flow approach begins with an estimation of the annual cash flows a market participant would expect the subject asset to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a market-oriented discount rate appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the asset, which is calculated based upon applying a terminal capitalization rate to the projected net operating income of the property at the end of the discrete projection period, to arrive at an estimate of value.

The sales comparison approach is a valuation methodology that provides an estimation of value based on recent market prices in actual transactions and asking prices for assets. The valuation process is a comparison and correlation between the subject asset and other similar assets. Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair value of the subject asset.

The following summarizes the range of terminal capitalization rates and discount rates used to arrive at the estimated market values of the BTC Partnerships’ real properties:

	Range of Rates	Weighted-Average Rates
Exit capitalization rate	4.39% to 7.94%	4.95%
Discount rate	4.88% to 8.97%	5.62%

Valuation of Cash, Other Assets and Other Liabilities

The fair value of cash and certain other tangible assets and liabilities, estimated as of January 8, 2020, each approximated carrying or book value due to the liquid nature of such assets and the short-term nature of such liabilities.

Valuation of Debt Obligations

As of January 8, 2020, the BTC Partnerships’ debt consisted of floating rate credit facility debt, and fixed and floating rate mortgage debt. For purposes of valuing the BTC Partnerships’ debt obligations, all calculations were made as of December 31, 2019. Floating rate credit facility and mortgage debt is reflected in the determination of estimated NAV based on GAAP book or carrying values, given that such borrowings can be prepaid by the BTC Partnerships and are not subject to significant prepayment penalties. Fixed rate mortgage debt is reflected in the determination of estimated NAV based on the fair value (“mark to market” value) of such debt.

•                  The estimate of the fair value of the BTC Partnerships’ fixed rate mortgage debt was determined by comparing the market interest rate as of December 31, 2019 to the contractual rate on each such debt instrument and discounting to present value the difference in future payments. The weighted-average effective interest rate, or discount rate, assumed for such fixed rate debt was 3.07% per annum compared to a weighted-average contractual rate of 3.72% per annum.

•                  While the BTC Partnerships currently intend to retain their fixed rate debt at least through the dates on which the BTC Partnerships are able to repay such debt without penalty, the estimate of the fair market value of the BTC Partnerships’ fixed rate debt assumes such debt was theoretically replaced on December 31, 2019, thus resulting in a mark to market positive adjustment of $7.3 million, or $0.04 per share.

•                  The Company believes that the underlying long-term fixed rate debt assumptions used reflect terms currently available to borrowers seeking terms similar to those of the BTC Partnerships’ existing long-term fixed rate debt instruments based on similar credit profiles.

Other Valuation Adjustments

The Advisor further adjusted the estimated NAV for the payments to be made in connection with the disposition of the Company’s interests in the BTC Partnerships including: (i) the payment of estimated transaction costs; (ii) the payment of estimated disposition fees to the Advisor; (iii) the payment of a preferred distribution to the Advisor, in exchange for an in-kind capital contribution of certain intellectual property rights to the Operating Partnership; and (iv) the estimated incentive fee to be paid to the Advisor, as the holder of special partnership units in the Operating Partnership. There is no contract in place for the disposition of the Company’s interests in the BTC Partnerships and there is no assurance that a sale of the interests will take place in the near term or at all or at the estimated NAV per share.

Estimated NAV Methodology and Considerations

The Advisor determined the value of the Company by: estimating the current market value of the Company’s assets after taking into account the closing of the Asset Sale, including the value of the Company’s pro rata share of certain assets that the Company owns through its ownership interests in the BTC Partnerships based on third-party appraisals; subtracting the book value of its pro rata share of debt incurred through its ownership interests in the BTC Partnerships; and adding or subtracting debt mark to market adjustments, and certain other assets and liabilities, each as described above. The resulting amount, which is the estimated NAV of the Company’s ownership interests in the BTC Partnerships and other wholly-owned net assets as of January 8, 2020 (after the closing of the Asset Sale), was divided by the number of shares of the Company’s common stock outstanding on that date to determine the estimated NAV per share.

Exclusions from Estimated NAV

The estimated NAV per share approved by the Valuation Committee and the Board does not take into consideration certain factors including those described below, which could result in a premium or discount to NAV when determining a hypothetical enterprise value:

•                  the characteristics of the Company’s working capital, capital structure and other financial considerations for which some buyers may ascribe different values based on term, synergies, cost savings or other attributes; or

•                  services being provided by personnel of the Advisor under the advisory agreement and the Company’s potential ability to secure the services of a management team on a long-term basis.

Estimated Net Asset Value

The table below sets forth the material items included in the calculation of the Company’s estimated NAV per share as of January 8, 2020.

	Estimated NAV as of January 8, 2020
	(in thousands)	(per share)
Real estate values	$399,854	$2.25
Cash, other assets and other liabilities, net	12,018	0.07
Debt and mark to market adjustments(1)	(131,374)	(0.74)
Estimated transaction costs and disposition fees	(17,993)	(0.10)
Preferred distributions	(10,000)	(0.06)
Incentive fee adjustments, net	(29,257)	(0.16)
Estimated net asset value	$223,248	$1.25
Shares of common stock outstanding	177,997

(1)                Debt and mark to market adjustments were calculated as of December 31, 2019.

The Company’s pro rata portion of the original gross purchase price of the real properties owned by the BTC Partnerships as of December 31, 2019, in the aggregate, including post-acquisition capital investments, was approximately $271.7 million. The special distribution of proceeds from the Asset Sale to stockholders was $12.54 per share (less deductions for distribution fees with respect to Class T shares, as described under Item 2.01 above). In the years prior to the completion of the sale of substantially all of the Company’s assets pursuant to the Asset Sale, the Company had determined an estimated NAV per share as of November 30, 2018, November 30, 2017, November 30, 2016 and June 30, 2015 of $12.33, $11.11, $9.74 and $9.24, respectively.

Sensitivity Analysis

While the Board believes that the assumptions used in determining the appraised values of the BTC Partnerships’ real properties are reasonable, certain changes in these assumptions could impact the calculation of such values.

The table below illustrates the impact on the estimated NAV and the estimated NAV per share if, for example, both the exit capitalization rates and discount rates were adjusted by 2.5%, assuming all other factors remain unchanged, with respect to the BTC Partnerships’ real properties.

	Increase (Decrease) to the Estimated NAV due to:
	Decrease of 2.5% (In Thousands)	Decrease of 2.5% (Per Share)	Increase of 2.5% (In Thousands)	Increase of 2.5% (Per Share)
Exit capitalization rates and discount rates	$(14,381)	$(0.08)	$15,706	$0.09

Limitations of Estimated NAV Per Share

The estimated NAV per share determined by the Board does not represent the fair value of the Company’s assets less liabilities in accordance with GAAP, and such estimated NAV per share is not a representation, warranty or guarantee that: (i) a stockholder would be able to realize the estimated NAV per share if such stockholder attempts to sell his or her interest in the Company; (ii) a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon the Company’s final liquidation or sale; (iii) shares of the Company’s common stock would trade at the estimated NAV per share on a national securities exchange; (iv) a third-party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Company’s outstanding securities; or (v) the methodologies used to determine the estimated NAV per share would be acceptable to the FINRA. In addition, the Company can make no claim as to whether the estimated NAV per share will or will not satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code that are investing in the Company’s shares. Given that the Board had not determined a new NAV per share as of December 31, 2019, for purposes of reporting an annual valuation as of December 31, 2019 pursuant to the requirements of ERISA and the Code, the Company reports the estimated NAV per share most recently determined by the Board as of that date, which was the estimated NAV per share of $12.33 determined as of November 30, 2018. If the Board had determined a new NAV per share as of December 31, 2019, it likely would have more closely approximated $13.79 per share, which is the combined value of the estimated NAV per share as of January 8, 2020 of $1.25 and the special distribution of proceeds from the Asset Sale to stockholders of $12.54 per share.

Further, the estimated NAV per share was calculated as of a moment in time, and the NAV will fluctuate over time as a result of, among other things, developments related to individual assets, dispositions of additional assets, changes in the real estate and capital markets, and the payment of disposition fees and expenses in connection therewith, the distribution of sales proceeds to the Company’s stockholders and changes in corporate policies such as the Company’s distribution level relative to earnings. As a result, stockholders should not rely on the estimated NAV per share as being an accurate measure of the then-current value of shares of the Company’s common stock.

Reinstatement of the Share Redemption Plan

The Company previously announced in a Current Report on Form 8-K filed by the Company with the SEC on July 16, 2019 that the board of directors of the Company, including all of the Company’s independent directors, had voted to terminate the Company’s Second Amended and Restated Share Redemption Plan (the “SRP”), such termination effective upon the consummation of the Asset Sale.  The Company previously disclosed in its definitive proxy statement filed with the SEC on October 21, 2019 that the Company expected to reinstate the SRP in the event of death of a stockholder of the Company up to an aggregate cap for all Company stockholders of $1.0 million.  On January 7, 2019, the board of directors of the Company, including all of the Company’s independent directors, voted to reinstate the SRP in the event of death of a stockholder of the Company up to an aggregate cap for all Company stockholders of $1.0 million, effective as of the closing of the Asset Sale, and, other than this exception, the SRP remains suspended and the Company will not process or accept any requests for redemption received from a stockholder of the Company.

Termination of the Distribution Reinvestment Plan

In accordance with previous announcements by the Company in a Current Report on Form 8-K filed by the Company with the SEC on July 16, 2019 and in the Company’s definitive proxy statement filed with the SEC on October 21, 2019, the Company’s Third Amended and Restated Distribution Reinvestment Plan terminated effective as of the closing of the Asset Sale.

Conversion to a Maryland REIT

As previously disclosed in the Company’s definitive proxy statement filed with the SEC on October 21, 2019, the Company plans to convert, as a legal entity, from a Maryland corporation to a Maryland real estate investment trust on or about January 14, 2020.

Item 9.01. Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The unaudited pro forma combined balance sheet of the Company as of September 30, 2019 and the unaudited pro forma combined statements of operations of the Company for the years ended December 31, 2018, 2017 and 2016 and the nine months ended September 30, 2019, each giving effect to the Asset Sale and the Special Distribution, are filed as Exhibit 99.2 hereto and incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 8, 2020
99.2	Unaudited pro forma consolidated financial information of Industrial Property Trust Inc.
99.3	Consent of CBRE Capital Advisors, Inc.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (including, without limitation, statements concerning the estimated NAV per share and assumptions made in determining the estimated NAV per share) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to maintain occupancy levels and lease rates at its properties, the Company’s ability to repay or successfully refinance its debt obligations, the future operating performance of the Company’s investments, and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended or supplemented by the Company’s other filings with the SEC. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2020	INDUSTRIAL PROPERTY TRUST INC.

	BY:	/s/ Thomas G. McGonagle
Thomas G. McGonagle
Managing Director, Chief Financial Officer